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                                                            EXHIBIT 10C


                      SECOND AMENDMENT TO CREDIT AGREEMENT


     THIS SECOND AMENDMENT TO CREDIT AGREEMENT (the "Second Amendment") is made and entered into as of the 15th day of February, 1995 (the "Second Amendment Effective Date"), by and among Allied Products Corporation (the "Company"), Bank of America Illinois, formerly known as Continental Bank N.A. (individually and as Agent for LaSalle National Bank), and LaSalle National Bank.

                                R E C I T A L S:
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     A.   The Company and the Banks are parties to a Credit Agreement dated
March 17, 1994 (the " Original Credit Agreement"), pursuant to which the Banks agreed, among other things, to loan the Company up to $50,000,000 upon the terms and subject to the conditions set forth therein.

     B. On September 30, 1994, the Company and the Banks executed the First Amendment to Credit Agreement (the "First Amendment") amending certain terms and provisions of the Original Credit Agreement (the Original Credit Agreement and the First Amendment are hereinafter collectively referred to as the "Credit Agreement").

     C. The Company and the Banks desire to amend the Credit Agreement further in certain respects.

     NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

     1. AMENDMENT. Upon satisfaction by the Company of the conditions set forth in Section 3 hereof, the Credit Agreement shall be amended as of the date hereof as follows:

          (a) The Company and the Banks acknowledge that the Banks have terminated the Security Agreement and released the security interest in the Collateral described in Section 4 of the Credit Agreement pursuant to Section
4.5 of the Credit Agreement, and that as such, all references to "Collateral," "Security Interest," "Security Agreement," "Borrowing Base," "Financing Statements," and similar terms and descriptions relating thereto, including certain definitions contained in Section 13 of the Credit Agreement, and certain Exhibits and agreements attached

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and pertaining to the Credit Agreement, are of no further legal effect.

          (b)  Section 1.1.3 is hereby deleted in its entirety and a new Section
1.1.3 is added as follows:

               "SECTION 1.1.3 COMMITMENT LIMITS. Notwithstanding any other provision of this Agreement (i) the aggregate principal amount of the Revolving Loans which all Banks are committed to lend to the Company as of January 1, 1995 is $25,000,000, (ii) the aggregate Stated Amount of all Letters of Credit shall not at any time, except as provided herein, exceed $15,000,000 (less any reductions made pursuant to Section 6.1), and (iii) the aggregate of each Bank's participation in the Revolving Loans shall not exceed the amounts set forth opposite such Bank's name in column I of Exhibit A and the aggregate amounts of each Bank's participation in all Letters of Credit, except as provided herein, shall not exceed the amounts set forth opposite such Bank's name in Column II of Exhibit A (less the reductions to the Facility or its availability pursuant to the terms of this Agreement).

               Notwithstanding the foregoing limitations in the aggregate principal amount of Revolving Loans and the Stated Amount of all Letters of Credit, and subject to the Borrowing Procedures and the Letter of Credit Procedures as set forth in Sections 1.3 and 1.6 respectively, the Company may request, from time to time, that up to $5,000,000 of the Revolving Loan aggregate principal amount be made available to be redesignated as either includible in the Revolving Loan Commitment or the Stated Amount of the Letter of Credit. Upon expiration or reduction of any Letter of Credit drawn upon such redesignated funds, such amount redesignated as includible in the Stated Amount of all Letters of Credit shall revert to and be redesignated as includible in the aggregate principal amount of Revolving Loans."

          (c)  A new Section 1.1.5 is hereby added as follows:

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               "SECTION 1.1.5  INCREASE IN REVOLVING LOAN COMMITMENT
          LIMITS. Notwithstanding the provisions of SECTION 1.1.3 AND 1.1.4, as of the Second Amendment Effective Date the aggregate amount of the Revolving Loan Commitment shall permanently increase to $35,000,000 and the Facility shall permanently increase to $50,000,000 (such increases shall be pro rata among the Banks according to their respective Percentages)."

          (d) Section 5.2 is deleted, and a new Section 5.2 is added as follows:

               "SECTION 5.2 FACILITY FEE. The Company agrees to pay each Bank a facility fee, for the period from and including the Second Amendment Effective Date up to and including the Revolving Termination Date, of 3/8 of 1% per annum on the Facility of $50,000,000 (as may be reduced by Section 6.1). Such facility fee shall be payable in arrears on the last day of each Fiscal Quarter and on the Revolving Termination Date for any period then ending for which such facility fee shall not have been theretofore paid. The facility fee shall be computed for the actual number of days elapsed on the basis of a year of 360 days."

          (e) Section 10.1.3 is deleted, and a new Section 10.1.3 is added as follows:

               "SECTION 10.1.3 MONTHLY REPORTS. Within 30 days after the end of each month, the Directors' Statement which at a minimum provides the unaudited financial statements of the Company and its Subsidiaries prepared in substantially the same manner as Schedule 10.1.3, and is signed by the Chief Financial Officer of the Company. In addition, within thirty (30) days after the end of each month, the Company shall deliver to the Agent an updated Monthly Asset Report in the form acceptable to the Agent. Notwithstanding the foregoing, the Directors' Statement and Monthly Asset Report for the last month of the Company's fiscal year shall be due within forty-five (45) days after the end of that month."

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          (f)  Section 10.1.4 is deleted, and a new Section 10.1.4 is added as follows:

               "SECTION 10.1.4 COMPLIANCE CERTIFICATES. Within 45 days after the end of each Fiscal Quarter, a certificate signed by the President or the Chief Financial Officer of the Company to the effect that no Event of Default or Unmatured Event of Default has occurred and is continuing, or, if there is any such event, describing it and the steps, if any, being taken to cure it, and containing a computation of, and showing compliance with, each of the financial ratios, including the Margin Ratio, and the restrictions contained in this SECTION 10."

          (g) Section 10.9.2 is deleted, and a new Section 10.9.2 is added as follows:

               "SECTION 10.9.2 PURCHASE OR REDEMPTION OF COMPANY'S SECURITIES; DIVIDEND RESTRICTIONS. Not purchase or redeem any shares of the capital stock of the Company, declare or pay any dividends thereon (other than stock dividends), make any distribution to stockholders or set aside any funds for any such purpose, and not prepay, purchase or redeem, and not permit any Subsidiary to purchase, any subordinated indebtedness of the Company; PROVIDED, HOWEVER, that so long as no Event of Default or Unmatured Event of Default exists or would result therefrom, the Company may, in its sole discretion (i) pay or declare cash dividends to the holders of common stock of the Company such that no more than an aggregate of $2,500,000 in such dividends are paid or declared during any consecutive twelve (12) month period; (ii) make cash dividends to and repurchase the shares from the holders of the Preferred Stock of the Company, in each case, in the amounts specified in the Amended and Restated Certificate of Incorporation of the Company as of the date hereof ("Scheduled Redemptions"); (iii) repurchase Preferred Stock, and make payments for Scheduled Redemptions, such that the aggregate total cost of such repurchase(s) and Scheduled Redemptions, including prepayment premiums and/or penalties, but excluding Scheduled Redemptions through May 31, 1995, which, in the aggregate, shall not exceed $850,000, does not exceed $19,500,000; and (iv) purchase the common stock of the Company to be held by the Company as treasury shares for its own account or otherwise considered

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          treasury shares, or cancel the common stock of the Company, up to
          $7,000,000 in the aggregate."

          (h) Section 10.9.3 is deleted, and a new Section 10.9.3 is added as follows:

               "SECTION 10.9.3 CAPITAL EXPENDITURES. Effective December 31, 1994, except as otherwise permitted by SECTION 10.13(B) and the exercise by the Company of its option to purchase certain equipment in the CIT Sale/Leaseback, not, and not permit any Subsidiary to purchase or otherwise acquire any fixed assets in the aggregate in excess of $18,000,000 for the fiscal year of the Company ending on December 31, 1995, and $11,500,000 for the fiscal year of the Company ending on December 31, 1996. The dollar amounts set forth in the preceding sentence shall exclude future commitments and shall only include capital expenditures actually made during the period being measured.

          (i) Section 10.13(b) is deleted, and a new Section 10.13(b) is added as follows:

               "(b) a negotiated acquisition of any Person which, in the Agent's sole discretion, is compatible with the business or the Company or Subsidiaries and that the total consideration paid or given for such acquisitions during any four consecutive calendar quarters shall not exceed $12,500,000; and"

          (j)  Section 11.2.2 is hereby deleted in its entirety.

          (k) Section 13 entitled "Definitions" is amended by deleting the current definition of "Margin," and adding a new definition of "Margin" as follows:

               "MARGIN shall mean either 100, 125, 150 or 175 basis points based on the Company's Margin Ratio (the "Ratio") calculated initially as of March 31, 1995, and thereafter as of the end of the second and third fiscal quarters of 1995, in each case on an incremental quarterly annualized basis (i.e., the Ratio determined as of March 31, 1995 shall be based on annualized Consolidated Operating Income from the first fiscal quarter of 1995 only; the Ratio determined as of June 30, 1995 shall be based on annualized Consolidated Operating Income from the first and second fiscal quarters of

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          1995; and the Ratio determined as of September 30, 1995 shall be based on Consolidated Operating Income from the first, second and third fiscal quarters of 1995). Thereafter, and through the remaining term of this Agreement, the Ratio will be calculated on a rolling four-quarter basis, with the Ratio during the most recent four fiscal quarters determining the applicable Margin. As of the effective date of the Second Amendment to Credit Agreement, the Margin is 100 basis points; this Margin is subject to change 45 days after the end of the first fiscal quarter of 1995, and each fiscal quarter thereafter, pursuant to the foregoing calculations.

               If the Ratio calculated as aforesaid is 1.50 or less, the Margin shall be 100 basis points; if the Ratio is greater than 1.50, but less than or equal to 2.00, the Margin shall be 125 basis points; if the Ratio is greater than 2.00, but less than or equal to 2.50, the Margin shall be 150 basis points, and if the Ratio is greater than 2.50, but less than or equal to 3.00, the Margin shall be 175 basis points.

               If any certificate or report delivered by the Company shall give rise to any adjustment in the Margin pursuant to the foregoing, such adjustment shall be effective for all Eurodollar Loans (including any then-outstanding Eurodollar Loans) on the date which is 45 days (90 days in the case of any certificate delivered in connection with the annual audit report of the Company) after the end of the fiscal quarter for which such certificate was prepared."

          (l) Section 13 entitled "Definitions" is further amended by adding the definition of Margin Ratio and Monthly Asset Report, which definitions are as follows:

               "MARGIN RATIO shall mean the ratio of (x) Consolidated Total Funded Debt to (y) Consolidated Operating Income."

               "MONTHLY ASSET REPORT shall mean the report, together with the supporting calculations attached thereto, executed on behalf of the Company by its chief financial

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          officer or treasurer, in form reasonably acceptable to the Banks."

     2. EFFECT OF AMENDMENT. From and after the effective date hereof, reference in the Credit Agreement and all other documents executed pursuant to the Credit Agreement (as each of the foregoing are amended hereby or pursuant hereto) shall be deemed to be references to the Credit Agreement as amended hereby.

     3. EFFECTIVE DATE; CONDITIONS. This Second Amendment shall not become effective until:

          (a) The Company and the Banks shall have executed and delivered to Bank of America Illinois this Second Amendment;

          (b) The Company shall have delivered to the Banks resolutions of the executive committee of the board of directors of the Company authorizing the execution and delivery by the Company of this Second Amendment;

          (c) The Company shall have delivered to the Banks such other documents and instruments as the Banks may reasonably request in connection herewith.

     4. REPRESENTATIONS. To induce the Banks to enter into this Second Amendment, the Company represents to the Banks as of the date hereof that:

          (a) The representations and warranties contained in Section 9 of the Credit Agreement are true and correct; and

          (b) No Event of Default or Unmatured Event of Default (as defined in the Credit Agreement) has occurred and is continuing.

     5. DEFINITIONS; RATIFICATION. Any term used but not defined herein shall have the meaning ascribed to it in the Credit Agreement. The Credit Agreement, as amended, certificates and other documents, are hereby ratified and confirmed and shall remain in full force and effect.

     6. GOVERNING LAW. This Second Amendment shall be construed in accordance with and governed by the laws of the State of Illinois applicable to contracts made and to be performed therein without regard to the conflicts of law provisions thereof.

     7. COUNTERPARTS. This Second Amendment may be executed in counterparts, each of which shall be deemed an original, but each of which together shall constitute but one and the same instrument.

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     8.   HEADINGS.  The headings of the sections of this Second Amendment are inserted for convenience only and shall not be deemed to constitute a part of this Second Amendment.

     IN WITNESS WHEREOF, the parties have executed this Second Amendment to be effective on the date provided herein.


                                        ALLIED PRODUCTS CORPORATION


                                        By_______________________________
                                          Its____________________________

                                        10 South Riverside Plaza
                                        Chicago, Illinois 60606

                                        Facsimile No.:  (312) 454-9608

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                                        BANK OF AMERICA ILLINOIS,
                                        individually and as Agent


                                        By_______________________________
                                          Barbara A. Hamel
                                          Vice President

                                        231 South LaSalle Street
                                        Chicago, Illinois 60697

                                        Facsimile No.:  (312) 765-2193


                                        LASALLE NATIONAL BANK

                                        By_______________________________
                                          Michael Foster
                                          First Vice President

                                        120 South LaSalle Street
                                        Chicago, Illinois  60603

                                        Facsimile No.:  (312) 781-8544

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